Exhibit 99.1

VIPER ENERGY, INC., A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, February 20, 2024 (GLOBE NEWSWIRE) -- Viper Energy, Inc., (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the fourth quarter and full year ended December 31, 2023.

FOURTH QUARTER HIGHLIGHTS
•Q4 2023 average production of 24,533 bo/d (43,783 boe/d)
•Received $2.4 million in lease bonus income
•Q4 2023 consolidated net income (including non-controlling interest) of $125.9 million; net income attributable to Viper Energy, Inc. of $57.0 million, or $0.70 per common share
•Q4 2023 cash available for distribution to Viper’s common shares (as defined and reconciled below) of $63.8 million, or $0.74 per Class A common share
•Declared Q4 2023 base cash dividend of $0.27 per Class A common share; implies a 3.1% annualized yield based on the February 16, 2024 share closing price of $35.40
•Q4 2023 variable cash dividend of $0.29 per Class A common share; total base-plus-variable dividend of $0.56 per Class A common share implies a 6.3% annualized yield based on the February 16, 2024 share closing price of $35.40
•Repurchased 1.0 million Class A common shares in Q4 2023 for $28.7 million, excluding excise tax (average price of $28.70 per share)
•Total Q4 2023 return of capital of $61.9 million, or $0.72 per Class A common share, represents 97% of cash available for distribution from share repurchases and the declared base-plus-variable dividend
•As previously announced, closed acquisition of certain mineral and royalty interests from affiliates of Warwick Capital Partners and GRP Energy Capital (the “GRP acquisition”) on November 1, 2023
•As previously announced, on November 13, 2023 completed the conversion from a Delaware limited partnership to a Delaware corporation
•246 total gross (3.0 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q4 2023 with an average lateral length of 10,688 feet

FULL YEAR 2023 HIGHLIGHTS
•Full year 2023 average production of 21,995 bo/d (39,244 boe/d)
•Received $109.7 million in lease bonus income
•Full year 2023 consolidated net income (including non-controlling interest) of $501.3 million; net income attributable to Viper Energy, Inc. of $200.1 million, or $2.69 per Class A common share
•Declared dividends of $1.82 per Class A common share during the full year 2023
•Repurchased 3.4 million common shares during the full year 2023 for $95.2 million (average price of $28.08 per share)

•Generated full year 2023 consolidated adjusted EBITDA (as defined and reconciled below) of $757.5 million
•Proved reserves as of December 31, 2023 of 179,249 Mboe (80% PDP, 89,903 Mbo), up 20% year over year with oil up 14% from year end 2022
•982 total gross (20.9 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during 2023 with an average lateral length of 10,869 feet

2024 OUTLOOK
•Initiating average daily production guidance for Q1 2024 of 25,000 to 25,500 bo/d (44,750 to 45,500 boe/d)
•Initiating full year 2024 average daily production guidance of 25,500 to 27,500 bo/d (45,500 to 49,000 boe/d)
•As of December 31, 2023, there were approximately 787 gross horizontal wells in the process of active development on Viper’s acreage in which Viper expects to own an average 1.7% net royalty interest (13.4 net 100% royalty interest wells)
•Approximately 762 gross (20.0 net 100% royalty interest) line-of-sight wells on Viper’s acreage that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits

“The fourth quarter wrapped up a milestone year for Viper. For the full year, average oil production increased 13% compared to the previous year while our average share count was reduced by one percent over the same period. As a result of continued strong organic production growth, accretive acquisitions, and an opportunistic share repurchase program, the fourth quarter of 2023 represented the eighth consecutive quarter of increased production per share for Viper Energy,” stated Travis Stice, Chief Executive Officer of Viper.

Mr. Stice continued, “There were several strategic initiatives completed during 2023 that marked important steps in the growth and evolution of Viper. Our GRP acquisition, which closed during the fourth quarter, clearly laid out the framework we look for in large scale M&A: accretive on all relevant financial metrics, high quality undeveloped inventory that supports our long-term growth profile and provides clear visibility to future development, and significant scale that results in a pro forma business that is both bigger and better. Additionally, Viper completed its conversion into a Delaware corporation, a step which we believe has delivered increased governance rights for our shareholders and positions Viper to continue to grow the business and fully highlight the advantaged nature of mineral and royalty ownership.”

Mr. Stice continued, “Looking ahead to 2024, we have initiated production guidance for both Q1 and the full year. While Q1 is expected to be the weakest quarter of the year, primarily as a result of the timing of large pads, we continue to see strong activity levels across our acreage position and expect significant growth to occur throughout the year with Q4 2024 expected to be at, or above, the high-end of our guidance range. This continued production growth, along with our best-in-class cost structure, should enable Viper to continue to return a substantial amount of capital to our shareholders, primarily through our base-plus-variable dividend.”

FINANCIAL UPDATE

Viper’s fourth quarter 2023 average unhedged realized prices were $77.65 per barrel of oil, $1.50 per Mcf of natural gas and $21.47 per barrel of natural gas liquids, resulting in a total equivalent realized price of $50.20/boe.

Viper’s fourth quarter 2023 average hedged realized prices were $76.56 per barrel of oil, $1.34 per Mcf of natural gas and $21.47 per barrel of natural gas liquids, resulting in a total equivalent realized price of $49.38/boe.

During the fourth quarter of 2023, the Company recorded total operating income of $204.7 million and consolidated net income (including non-controlling interest) of $125.9 million.

As of December 31, 2023, the Company had a cash balance of $25.9 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $1.1 billion, resulting in net debt (as defined and reconciled below) of $1.1 billion. Viper’s outstanding long-term debt as of December 31, 2023 consisted of $430.4 million in aggregate principal amount of its 5.375% Senior Notes due 2027, $400.0 million in aggregate principal amount of its 7.375% Senior Notes due 2031 and $263.0 million in borrowings on its revolving credit facility, leaving $587.0 million available for future borrowings and $612.9 million of total liquidity.

FOURTH QUARTER 2023 CASH DIVIDEND & CAPITAL RETURN PROGRAM

Viper announced today that the Board of Directors (the “Board”) of Viper Energy, Inc., declared a base dividend of $0.27 per Class A common share for the fourth quarter of 2023 payable on March 12, 2024 to Class A common shareholders of record at the close of business on March 5, 2024.

The Board also declared a variable cash dividend of $0.29 per Class A common share for the fourth quarter of 2023 payable on March 12, 2024 to Class A common shareholders of record at the close of business on March 5, 2024.

During the fourth quarter of 2023, Viper repurchased 1.0 million Class A common shares for an aggregate purchase price of $28.7 million, excluding excise tax (average price of $28.70 per share). In total, since the initiation of Viper’s repurchase program through December 31, 2023, the Company has repurchased 13.4 million shares for an aggregate of $315.8 million, excluding excise tax, reflecting an average price of $23.49 per share.

OPERATIONS UPDATE

During the fourth quarter of 2023, Viper estimates that 246 gross (3.0 net 100% royalty interest) horizontal wells with an average royalty interest of 1.2% were turned to production on its acreage position with an average lateral length of 10,688 feet. Of these 246 gross wells, Diamondback is the operator of 48 gross wells, with an average royalty interest of 4.4%, and the remaining 198 gross wells, with an average royalty interest of 0.5%, are operated by third parties.

Viper’s footprint of mineral and royalty interests was 34,217 net royalty acres as of December 31, 2023.

Our gross well information as of December 31, 2023 is as follows, unless otherwise specified:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (fourth quarter 2023)(1):
Gross wells	48	198	246
Net 100% royalty interest wells	2.1	0.9	3.0
Average percent net royalty interest	4.4%	0.5%	1.2%

Horizontal wells turned to production (year ended December 31, 2023)(2):
Gross wells	232	750	982
Net 100% royalty interest wells	13.6	7.3	20.9
Average percent net royalty interest	5.9%	1.0%	2.1%

Horizontal producing well count:
Gross wells	1,844	9,433	11,277
Net 100% royalty interest wells	127.7	107.5	235.2
Average percent net royalty interest	6.9%	1.1%	2.1%

Horizontal active development well count:
Gross wells	114	673	787
Net 100% royalty interest wells	5.2	8.2	13.4
Average percent net royalty interest	4.6%	1.2%	1.7%

Line of sight wells:
Gross wells	171	591	762
Net 100% royalty interest wells	10.8	9.2	20.0
Average percent net royalty interest	6.3%	1.6%	2.6%
(1) Average lateral length of 10,688 feet.
(2) Average lateral length of 10,869 feet.

The 787 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 75 gross rigs operating on Viper’s acreage, 12 of which are operated by Diamondback. The 762 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

YEAR END RESERVES UPDATE

Viper’s proved oil and natural gas reserve estimates and their associated future net cash flows were prepared by Viper’s internal reservoir engineers, and audited by Ryder Scott Company, L.P., independent petroleum engineers, as of December 31, 2023. Reference prices of $78.22 per barrel of oil and natural gas liquids and $2.64 per MMbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $77.93 per barrel of oil, $1.54 per Mcf of natural gas and $23.79 per barrel of natural gas liquids.

Proved reserves at year-end 2023 of 179,249 Mboe (89,903 Mbo) represent a 20% increase over year-end 2022 reserves. The year-end 2023 proved reserves have a PV-10 value (as defined and reconciled below) of approximately $3.6 billion and a standardized measure of discounted future net cash flows of $3.2 billion.

Proved developed reserves increased by 34% year over year to 143,371 Mboe (69,043 Mbo) as of December 31, 2023, reflecting continued horizontal development by the operators of Viper’s acreage.

Net proved reserve additions of 44,673 Mboe resulted in a reserve replacement ratio of 312% (defined as the sum of extensions, discoveries, revisions, purchases and divestitures, divided by annual production). The organic reserve replacement ratio was 179% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 25,558 Mboe are primarily attributable to the drilling of 904 new wells and from 179 new proved undeveloped locations added. The Company’s total positive revisions of previous estimated quantities of 138 Mboe consist of positive revisions of 5,688 MBOE primarily attributable to performance revisions which were largely offset by PUD downgrades of 5,548 MBOE. The purchase of reserves in place of 18,977 Mboe resulted primarily from the GRP Acquisition and other acquisitions of certain mineral and royalty interests.

	Oil (MBbls)	Gas (MMcf)	Liquids (MBbls)	MBOE
As of December 31, 2022	79,004	209,964	34,902	148,900
Purchase of reserves in place	10,469	27,011	4,006	18,977
Extensions and discoveries	13,636	34,632	6,150	25,558
Revisions of previous estimates	(5,178)	11,101	3,466	138
Production	(8,028)	(19,130)	(3,108)	(14,324)
As of December 31, 2023	89,903	263,578	45,416	179,249

As the owner of mineral and royalty interests, Viper incurred no exploration and development costs during the year ended December 31, 2023.

	December 31,
	2023	2022	2021
	(in thousands)
Acquisition costs:
Proved properties	$402,659	$46,307	$138,882
Unproved properties	758,342	16,624	479,041
Total	$1,161,001	$62,931	$617,923

GUIDANCE UPDATE

Below is Viper’s updated guidance for the full year 2024, as well as production guidance for Q1 2024.

Viper Energy, Inc.

Q1 2024 Net Production - MBo/d	25.00 - 25.50
Q1 2024 Net Production - MBoe/d	44.75 - 45.50
Full Year 2024 Net Production - MBo/d	25.50 - 27.50
Full Year 2024 Net Production - MBoe/d	45.50 - 49.00

Share costs ($/boe)
Depletion	$11.00 - $11.50
Cash G&A	$0.80 - $1.00
Non-Cash Share-Based Compensation	$0.10 - $0.15
Interest Expense	$4.00 - $4.50

Production and Ad Valorem Taxes (% of Revenue)	~7%
Cash Tax Rate (% of Pre-Tax Income Attributable to Viper Energy, Inc.)(1)	20% - 22%
Q1 2024 Cash Taxes ($ - million)(2)	$10.0 - $15.0
(1)Pre-tax income attributable to Viper Energy, Inc. is reconciled below.
(2)Attributable to Viper Energy, Inc.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2023 on Wednesday, February 21, 2024 at 11:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy, Inc.
Viper is a corporation formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; anticipated benefits of strategic transactions (such as acquisitions or divestitures); and plans and objectives (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash dividend policy and common stock repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine and the Israel-Hamas war on the global energy markets and geopolitical stability; instability in the financial sector; concerns over economic slowdown or potential recession; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, the new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy, Inc.
Consolidated Balance Sheets
(unaudited, in thousands, except share amounts)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$25,869	$18,179
Royalty income receivable (net of allowance for credit losses)	108,681	81,657
Royalty income receivable—related party	3,329	6,260
Income tax receivable	813	728
Derivative instruments	358	9,328
Prepaid expenses and other current assets	4,467	2,468
Total current assets	143,517	118,620
Property:
Oil and natural gas interests, full cost method of accounting ($1,769,341 and $1,297,221 excluded from depletion at December 31, 2023 and December 31, 2022, respectively)	4,628,983	3,464,819
Land	5,688	5,688
Accumulated depletion and impairment	(866,352)	(720,234)
Property, net	3,768,319	2,750,273
Derivative instruments	92	442
Deferred income taxes (net of allowances)	56,656	49,656
Other assets	5,509	1,382
Total assets	$3,974,093	$2,920,373
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19	$1,129
Accounts payable—related party	1,330	306
Accrued liabilities	27,021	19,600
Derivative instruments	2,961	—
Income taxes payable	1,925	911
Total current liabilities	33,256	21,946
Long-term debt, net	1,083,082	576,895
Derivative instruments	201	7
Total liabilities	1,116,539	598,848
Stockholders’ equity:
General Partner	—	649
Common units (73,229,645 units issued and outstanding as of December 31, 2022)	—	689,178
Class B units (90,709,946 units issued and outstanding as of December 31, 2022)	—	832
Class A Common stock, 0.000001 par value: 1,000,000,000 shares authorized; 86,144,273 shares issued and outstanding as of December 31, 2023	—	—
Class B Common stock, 0.000001 par value: 1,000,000,000 shares authorized; 90,709,946 shares issued and outstanding as of December 31, 2023	—	—
Additional paid-in capital	1,031,078	—
Retained earnings (accumulated deficit)	(16,786)	—
Total Viper Energy, Inc. stockholders’ equity	1,014,292	690,659
Non-controlling interest	1,843,262	1,630,866
Total equity	2,857,554	2,321,525
Total liabilities and stockholders’ equity	$3,974,093	$2,920,373

Viper Energy, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating income:
Royalty income	$202,214	$186,148	$717,110	$837,976
Lease bonus income—related party	2,238	16,715	107,823	23,367
Lease bonus income	125	568	1,855	4,424
Other operating income	135	194	909	700
Total operating income	204,712	203,625	827,697	866,467
Costs and expenses:
Production and ad valorem taxes	12,607	10,825	50,401	56,372
Depletion	44,787	31,238	146,118	121,071
General and administrative expenses	3,951	2,570	10,603	8,542
Other operating expense	356	—	356	—
Total costs and expenses	61,701	44,633	207,478	185,985
Income (loss) from operations	143,011	158,992	620,219	680,482
Other income (expense):
Interest expense, net	(16,727)	(10,251)	(48,907)	(40,409)
Gain (loss) on derivative instruments, net	4,892	1,228	(25,793)	(18,138)
Other income, net	972	216	1,774	416
Total other expense, net	(10,863)	(8,807)	(72,926)	(58,131)
Income (loss) before income taxes	132,148	150,185	547,293	622,351
Provision for (benefit from) income taxes	6,217	4,944	45,952	(32,653)
Net income (loss)	125,931	145,241	501,341	655,004
Net income (loss) attributable to non-controlling interest	68,959	123,535	301,253	503,331
Net income (loss) attributable to Viper Energy, Inc.	$56,972	$21,706	$200,088	$151,673

Net income (loss) attributable to common shares:
Basic	$0.70	$0.29	$2.69	$2.00
Diluted	$0.70	$0.29	$2.69	$2.00
Weighted average number of common shares outstanding:
Basic	81,219	73,823	74,176	75,612
Diluted	81,219	73,884	74,176	75,679

Viper Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$125,931	$145,241	$501,341	$655,004
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	(7,887)	—	(7,000)	(49,656)
Depletion	44,787	31,238	146,118	121,071
(Gain) loss on derivative instruments, net	(4,892)	(1,228)	25,793	18,138
Net cash receipts (payments) on derivatives	(3,300)	(4,027)	(13,319)	(31,319)
Other	1,397	698	3,442	5,070
Changes in operating assets and liabilities:
Royalty income receivable	(5,232)	12,558	(27,379)	(13,089)
Royalty income receivable—related party	4,102	4,007	2,931	(4,116)
Accounts payable and accrued liabilities	2,155	(3,461)	6,311	151
Accounts payable—related party	1,330	306	1,024	306
Income taxes payable	(11,397)	911	1,014	440
Other	(1,199)	312	(2,084)	(2,204)
Net cash provided by (used in) operating activities	145,795	186,555	638,192	699,796
Cash flows from investing activities:
Acquisitions of oil and natural gas interests—related party	—	—	(75,073)	—
Acquisitions of oil and natural gas interests	(731,618)	(25,797)	(830,128)	(64,131)
Proceeds from sale of oil and natural gas interests	2	53,757	(3,164)	111,702
Net cash provided by (used in) investing activities	(731,616)	27,960	(908,365)	47,571
Cash flows from financing activities:
Proceeds from borrowings under credit facility	313,000	43,000	573,000	272,000
Repayment on credit facility	(300,000)	(136,000)	(462,000)	(424,000)
Proceeds from senior notes	400,000	—	400,000	—
Repayment of senior notes	—	—	—	(48,963)
Proceeds from public offering to Diamondback	200,000	—	200,000	—
Repurchased shares/units under buyback program	(28,040)	(31,661)	(95,221)	(150,593)
Dividends/distributions to shareholders	(44,596)	(35,718)	(128,777)	(182,835)
Dividends/distributions to Diamondback	(68,047)	(47,553)	(195,976)	(234,103)
Other	(7,441)	(20)	(13,163)	(142)
Net cash provided by (used in) financing activities	464,876	(207,952)	277,863	(768,636)
Net increase (decrease) in cash and cash equivalents	(120,945)	6,563	7,690	(21,269)
Cash, cash equivalents and restricted cash at beginning of period	146,814	11,616	18,179	39,448
Cash, cash equivalents and restricted cash at end of period	$25,869	$18,179	$25,869	$18,179

Viper Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Production Data:
Oil (MBbls)	2,257	1,838	8,028	7,097
Natural gas (MMcf)	5,321	4,155	19,130	15,868
Natural gas liquids (MBbls)	884	683	3,108	2,540
Combined volumes (MBOE)(1)	4,028	3,214	14,324	12,282

Average daily oil volumes (BO/d)	24,533	19,978	21,995	19,444
Average daily combined volumes (BOE/d)	43,783	34,935	39,244	33,649

Average sales prices:
Oil ($/Bbl)	$77.65	$83.30	$77.13	$94.02
Natural gas ($/Mcf)	$1.50	$3.74	$1.62	$5.24
Natural gas liquids ($/Bbl)	$21.47	$25.65	$21.55	$34.47
Combined ($/BOE)(2)	$50.20	$57.92	$50.06	$68.23

Oil, hedged ($/Bbl)(3)	$76.56	$82.71	$76.05	$92.85
Natural gas, hedged ($/Mcf)(3)	$1.34	$3.03	$1.37	$4.20
Natural gas liquids ($/Bbl)(3)	$21.47	$25.65	$21.55	$34.47
Combined price, hedged ($/BOE)(3)	$49.38	$56.66	$49.13	$66.21

Average Costs ($/BOE):
Production and ad valorem taxes	$3.13	$3.37	$3.52	$4.59
General and administrative - cash component(4)	0.90	0.70	0.65	0.59
Total operating expense - cash	$4.03	$4.07	$4.17	$5.18

General and administrative - non-cash stock compensation expense	$0.08	$0.10	$0.09	$0.11
Interest expense, net	$4.15	$3.19	$3.41	$3.29
Depletion	$11.12	$9.72	$10.20	$9.86
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash stock compensation for the respective periods presented.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Inc. plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash share-based compensation expense, depletion, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, other non-cash operating expenses, other non-recurring expenses and provision for (benefit from) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for dividends generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, net of tax, distribution equivalent rights payments and preferred distributions, if any. Management believes cash available for dividends is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for dividends may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Viper further defines cash available for variable dividends as 75 percent of cash available for dividends less base dividends declared and repurchased shares as part of its share buyback program for the applicable quarter. Additionally, a non-recurring share repurchase from certain selling stockholders relating to the GRP acquisition in November 2023 is excluded from the calculation of cash available for variable dividends for the fourth quarter of 2023.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA, cash available for dividends and cash available for variable dividends:

Viper Energy, Inc.
(unaudited, in thousands, except per share data)

	Three Months Ended December 31, 2023	Year Ended December 31, 2023
Net income (loss) attributable to Viper Energy, Inc.	$56,972	$200,088
Net income (loss) attributable to non-controlling interest	68,959	301,253
Net income (loss)	125,931	501,341
Interest expense, net	16,727	48,907
Non-cash share-based compensation expense	311	1,302
Depletion	44,787	146,118
Non-cash (gain) loss on derivative instruments	(8,192)	12,474
Other non-cash operating expenses	356	356
Other non-recurring expenses	1,010	1,010
Provision for (benefit from) income taxes	6,217	45,952
Consolidated Adjusted EBITDA	187,147	757,460
Less: Adjusted EBITDA attributable to non-controlling interest	97,491	416,425
Adjusted EBITDA attributable to Viper Energy, Inc.	$89,656	$341,035

Adjustments to reconcile Adjusted EBITDA to cash available for dividends:
Income taxes payable for the current period	$(14,104)	$(52,951)
Debt service, contractual obligations, fixed charges and reserves	(10,677)	(26,904)
Lease bonus income, net of tax	(1,026)	(38,824)
Distribution equivalent rights payments	(48)	(211)
Preferred dividends	(50)	(185)
Cash available for dividends to Viper Energy, Inc. shareholders	$63,751	$221,960

	Three Months Ended December 31, 2023
	Amounts	Amounts Per Common Share
Reconciliation to cash available for variable dividends:
Cash available for distribution to Viper Energy, Inc. shareholders	$63,751	$0.74

75% Committed Return of Capital	$47,813	$0.56
Less:
Base dividend	23,259	0.27
Repurchased shares as part of share buyback(1)	—	—
Cash available for variable dividend	$24,554	$0.29

Total approved base and variable dividend per share		$0.56

Common Class A shares outstanding		86,144
(1) Reflects amounts attributable to the common stockholders’ ownership interest in Viper Energy, Inc., excluding approximately $28.7 million for the repurchase of 1.0 million shares of Class A Common Stock in an underwritten public offering of shares by certain selling stockholders relating to the GRP acquisition.

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to Viper Energy, Inc. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper Energy, Inc, which is an adjustment to reconcile Adjusted EBITDA to cash available for dividends to holders of Viper Energy, Inc. Class A Common Stock.

Viper Energy, Inc.
Pre-tax income attributable to Viper Energy, Inc.
(unaudited, in thousands)

Three Months Ended December 31, 2023

Income (loss) before income taxes	$132,148
Less: Net income (loss) attributable to non-controlling interest	68,959
Pre-tax income attributable to Viper Energy, Inc.	$63,189

Income taxes payable for the current period	$14,104
Effective cash tax rate attributable to Viper Energy, Inc.	22.3%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy, Inc. plus net income (loss) attributable to non-controlling interest adjusted for non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, other non-cash operating expenses, other non-recurring expenses and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to Viper Energy, Inc. to the non-GAAP financial measure of adjusted net income (loss):

Viper Energy, Inc.
Adjusted Net Income (Loss)
(unaudited, in thousands, except per share data)

	Three Months Ended December 31, 2023
	Amounts	Amounts Per Diluted Share
Net income (loss) attributable to Viper Energy, Inc. (1)	$56,972	$0.70
Net income (loss) attributable to non-controlling interest	68,959	0.85
Net income (loss)(1)	125,931	1.55
Non-cash (gain) loss on derivative instruments, net	(8,192)	(0.10)
Other non-cash operating expenses	356	—
Other non-recurring expenses	1,010	0.02
Adjusted income excluding above items(1)	119,105	1.47
Income tax adjustment for above items	321	—
Adjusted net income (loss)(1)	119,426	1.47
Less: Adjusted net income (loss) attributed to non-controlling interests	65,397	0.80
Adjusted net income (loss) attributable to Viper Energy, Inc. (1)	$54,029	$0.67

Weighted average Class A common shares outstanding:
Basic		81,219
Diluted		81,219
(1) The Company’s earnings (loss) per diluted share amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of Class A common shares and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to Viper Energy, Inc., (ii) less the reallocation of $0.1 million in earnings attributable to participating securities, (iii) divided by diluted weighted average Class A common shares outstanding.

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines the non-GAAP measure of net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	December 31, 2023	Net Q4 Principal Borrowings/(Repayments)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(in thousands)
Total long-term debt(1)	$1,093,350	$413,000	$680,350	$654,350	$700,350	$582,350
Cash and cash equivalents	(25,869)		(146,814)	(13,079)	(9,106)	(18,179)
Net debt	$1,067,481		$533,536	$641,271	$691,244	$564,171
(1) Excludes debt issuance costs, discounts & premiums.

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and natural gas industry.

The following table reconciles the Company’s standardized measure of discounted future net cash flows, a GAAP financial measure to PV-10, a non-GAAP financial measure. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2023
Standardized measure of discounted future net cash flows after taxes	$3,186,886
Add: Present value of future income tax discounted at 10%	435,314
PV-10	$3,622,200

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Deferred Premium Puts - WTI (Cushing)	16,000	14,000	14,000	6,000
Strike	$58.13	$59.29	$55.00	$55.00
Premium	$(1.54)	$(1.51)	$(1.71)	$(1.79)

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Costless Collars - WTI (Cushing)	6,000	6,000	4,000	4,000
Floor	$65.00	$65.00	$55.00	$55.00
Ceiling	$95.55	$95.55	$93.66	$93.66

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2024	Q2 2024	Q3 2024	Q4 2024	FY 2025
Natural Gas Basis Swaps - Waha Hub	30,000	30,000	30,000	30,000	40,000
Swap Price	$(1.20)	$(1.20)	$(1.20)	$(1.20)	$(0.68)

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy, Inc.; Diamondback Energy, Inc.